Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Corporate Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS FOURTH QUARTER AND

FULL YEAR 2015 OPERATING AND FINANCIAL RESULTS

•                  Data from at Least 18 Phase III Trials Expected from Mid-2016 Through Mid-2018

•                  2016 Guidance for Total Net Product Sales, REVLIMID® Net Sales and Diluted EPS

SUMMIT, NJ — (January 28, 2016) — Celgene Corporation (NASDAQ: CELG) reported operating results for the fourth quarter and full year of 2015.  For the fourth quarter of 2015, net product sales were $2,539 million compared to $2,055 million from the same period in 2014, an increase of 24 percent.  The net negative impact of currency on net product sales was 1 percent.  Fourth quarter total revenue increased 23 percent to $2,563 million compared to $2,085 million in the fourth quarter of 2014.  Adjusted net income for the fourth quarter of 2015 increased 14 percent to $961 million compared to $840 million in the fourth quarter of 2014.  For the same period, adjusted diluted earnings per share (EPS) increased 17 percent to $1.18 from $1.01 and includes a $0.07 impact from a $70 million milestone achieved by OncoMed Pharmaceuticals, Inc. during the quarter.

Net product sales for the full year of 2015 were $9,161 million compared to $7,564 million for the full year of 2014, an increase of 21 percent.  Total revenue for the full year of 2015 was $9,256 million compared to $7,670 million for the previous year, an increase of 21 percent.  Adjusted net income increased 25 percent to $3,882 million compared to the prior year.  Adjusted diluted EPS increased 27 percent to $4.71 from $3.71 for the full year of 2014.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $561 million and diluted EPS of $0.69 for the fourth quarter of 2015.  For the fourth quarter of 2014, GAAP net income was $614 million and diluted EPS was $0.74.  Full year GAAP net income for 2015 was $1,602 million and diluted EPS was $1.94.  Full year GAAP net income for 2014 was $2,000 million and diluted EPS was $2.39.

“Celgene delivered outstanding operating and financial results in 2015.  Our extraordinary operating momentum and key regulatory approvals in 2015 increase our prospects for significant growth in 2016 and beyond,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “In 2016, we will continue to leverage our global operations and advance our deep and diverse pipeline to accelerate the next generation of transformational medicines.”

Fourth Quarter and Full Year 2015 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full year of 2015 compared to the fourth quarter and full year of 2014.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, in-process research and development (IPR&D) impairments, upfront collaboration payments and settlement of contingent obligations.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                                          REVLIMID® sales for the fourth quarter increased 18 percent to $1,561 million and were driven by increased duration of therapy in the U.S. and market share gains in newly diagnosed multiple myeloma (NDMM) in Europe.  Fourth quarter U.S. sales of $956 million and international sales of $605 million increased 20 percent and 15 percent, respectively.  Full year REVLIMID® sales were $5,801 million, an increase of 16 percent.

•                                          POMALYST®/IMNOVID® sales for the fourth quarter were $294 million.  Fourth quarter U.S. sales of $170 million and international sales of $124 million increased 29 percent and 77 percent, respectively.  Full year POMALYST®/IMNOVID® sales were $983 million.  Sales were driven by increased market share and duration gains.

•                                          ABRAXANE® sales for the fourth quarter were $270 million, an increase of 14 percent.  U.S. sales were $180 million and international sales were $90 million, an increase of 5 percent and 41 percent, respectively.  Full year ABRAXANE® sales were $967 million, an increase of 14 percent.

•                                          OTEZLA® sales in the fourth quarter were $183 million.  Full year OTEZLA® sales were $472 million.  OTEZLA® uptake and market share gains continued to accelerate in the fourth quarter in the U.S. with increased contribution from early launch countries in Europe.

•                                          In the fourth quarter, all other product sales, which include THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product in the U.S., were $231 million compared to $248 million in the fourth quarter of 2014.  Full year sales for these products were $938 million.

Research and Development (R&D)

Adjusted R&D expenses were $649 million for the fourth quarter of 2015 compared to $478 million for the fourth quarter of 2014.  The fourth quarter of 2015 included a $70 million milestone achieved by OncoMed Pharmaceuticals, Inc. and also reflected increased clinical trial activity for pipeline programs.

For the full year of 2015, adjusted R&D expenses were $2,044 million compared to $1,651 million for the full year of 2014.  Adjusted R&D expenses included expenses related to advancing clinical trials and expenses for collaboration-related payments to partners.

On a GAAP basis, R&D expenses were $777 million for the fourth quarter of 2015 versus $585 million for the same period in 2014.  The year-over-year increase in R&D expenses on a GAAP basis was primarily due to an increase in clinical trial activity.  Full year of 2015 R&D expenses were $3,697 million compared to $2,431 million for 2014.  The increase in R&D expenses on a GAAP basis was primarily due to upfront payments for collaboration arrangements and an increase in clinical trial activity, partially offset by an impairment recorded in the prior year.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $533 million for the fourth quarter of 2015 compared to $479 million for the fourth quarter of 2014.  For the full year of 2015, adjusted SG&A was $2,011 million versus $1,778 million in 2014.  The increase was primarily due to launch expenses related to OTEZLA® in the U.S. and Europe and the ongoing launch of REVLIMID® for NDMM in Europe.

On a GAAP basis, SG&A expenses were $609 million for the fourth quarter of 2015 compared to $544 million for the same period in 2014.  Full year SG&A expenses were $2,305 million for 2015 compared to $2,028 million for 2014.

Cash, Cash Equivalents, and Marketable Securities

Operations generated cash flow of $2,483 million for 2015, a decrease of 12 percent year-over-year, primarily driven by an increase in upfront collaboration payments.  For the full year of 2015, Celgene purchased approximately $3,257 million of shares.  As of December 31, 2015, the Company had $3,890 million remaining under the existing share repurchase program.  The Company ended the year with $6,552 million in cash and marketable securities.

Product and Pipeline Updates

Hematology/Oncology

In December 2015, Celgene announced the settlement of litigations with Natco Pharma Ltd. and its partners and affiliates, relating to certain patents for REVLIMID®.  As part of the settlement, Celgene agreed to provide Natco with a license to Celgene’s patents required to manufacture and sell an unlimited quantity of generic lenalidomide in the U.S. beginning on January 31, 2026.  In addition, Natco will receive a volume-limited license to sell generic lenalidomide in the U.S. commencing in March 2022, which is expected to be a mid-single-digit percentage of the total lenalidomide capsules dispensed in the U.S. during the first year of entry.  The volume limitation is expected to increase gradually each twelve months until March 2025.  Natco’s ability to market generic lenalidomide in the U.S. will be contingent on its obtaining approval of an Abbreviated New Drug Application.

In December, REVLIMID® was granted full marketing authorization by Japan’s Ministry of Health, Labour and Welfare (MHLW) for use in combination with dexamethasone as a treatment for patients with NDMM.  This marketing authorization expands upon the approval of REVLIMID® in 2010 for the treatment of patients with relapsed or refractory multiple myeloma (RRMM).  Reimbursement discussions are ongoing.

Celgene, in collaboration with partner AstraZeneca, announced the initiation of the FUSION clinical development program with durvalumab in hematologic malignancies.  The initial trials combine durvalumab with Celgene assets and novel compounds in RRMM, myelodysplastic syndromes (MDS), acute myeloid leukemia (AML), non-Hodgkin’s lymphoma (NHL) and chronic lymphocytic leukemia (CLL).  Additional trials in NDMM and diffuse large B-cell lymphoma (DLBCL) are expected to begin late in the first quarter of 2016.

At the 57th American Society of Hematology Annual Meeting, data on the combination of REVLIMID®, bortezomib and low-dose dexamethasone (RVd) in NDMM were presented.  In the 471-patient study, patients receiving RVd achieved a median progression free survival (PFS) of 43 months compared to a median PFS of 30 months for patients who received Rd alone (HR = 0.712, 96% CI, one-sided p=0.0018 (two-sided p=0.0037)).  The data also show that overall survival (OS) was improved for RVd compared to Rd.  Patients who received RVd had a median OS of 75 months compared to a median 64 months for patients receiving Rd (HR=0.709, 96% CI, one-sided p=0.0125 (two-sided p=0.0250)).  In January, the National Comprehensive Cancer Network (NCCN) added the RVd combination to the multiple myeloma guidelines as a category 1 preferred treatment for both stem-cell transplant and non stem-cell transplant candidates.

Subsequent to our October 2015 supplementary new drug application filed with the U.S. Food and Drug Administration (FDA) for the expanded indication of REVLIMID® for the treatment of non-del 5q lower risk MDS, the FDA requested additional analyses and data for the submission to further support the risk/benefit assessment of REVLIMID® in this population.  Based on the request, Celgene has decided to withdraw the submission at this time.  Celgene remains committed to continued development in myeloid disease with ongoing trials in MDS and AML with CC-486, luspatercept in collaboration with Acceleron and the IDH platform in collaboration with Agios.

Data on the combination of ABRAXANE® with chemotherapy and with anti-PD-L1 compounds in neoadjuvant and triple-negative breast cancer were presented at the San Antonio Breast Cancer Symposium in December.  Data from the phase III ETNA cooperative group trial with ABRAXANE® in patients with HER2-negative high-risk breast cancer are expected to be presented in 2016.  Celgene expects to submit ABRAXANE® for early-stage breast cancer for regulatory approval in Europe in 2016.

Inflammation & Immunology

In January 2016, Celgene announced that radiographic data from long-term follow-up from the phase III POSTURE® trial of OTEZLA® in ankylosing spondylitis showed a delay in disease progression.  Based on this result, Celgene is evaluating the next steps for OTEZLA® in this disease.  The data are expected to be presented at a major medical congress in 2016.

Results from the two phase III ESTEEM trials (ESTEEM 1 and ESTEEM 2) in patients with psoriasis were published in the Journal of the American Academy of Dermatology.  At week 16, OTEZLA® produced greater NAPSI-50 response (50% reduction from baseline in target Nail Psoriasis Severity Index score) versus placebo (both studies P < .0001) and ScPGA response (Scalp Physician Global Assessment score 0 or 1) versus placebo (both studies P < .0001).  Improvements were generally maintained over 52 weeks in patients with Psoriasis Area and Severity Index response at week 32.

Three year efficacy and safety data of OTEZLA® in patients with psoriatic arthritis from the phase III PALACE 1 trial were presented at the American College of Rheumatology meeting in November.  Among patients remaining in the study on treatment at 156 weeks, OTEZLA® demonstrated sustained and clinically meaningful improvements in ACR 20, ACR 50 and ACR 70 scores with a well-tolerated safety profile.

In the fourth quarter, a large phase III pivotal trial with GED-0301 in active Crohn’s disease began enrollment.  In addition, a phase II trial with GED-0301 in ulcerative colitis also began enrollment.  Data from the registration-enabling endoscopic trial with GED-0301 is expected in 2017.  Also in the quarter, the phase II STEPSTONE trial with ozanimod in Crohn’s disease began enrollment.

The Group for Research and Assessment of Psoriasis and Psoriatic Arthritis (GRAPPA) updated their Treatment Recommendations for Psoriatic Arthritis in 2015.  OTEZLA® was included for the first time in these recommendations including for peripheral arthritis, enthesitis, dactylitis, psoriasis and nail disease in psoriatic arthritis.

Business Update

Human Longevity, Inc. (HLI), a genomics and cell therapy-based diagnostic and therapeutic company based in San Diego, agreed to purchase Celgene Cellular Therapeutics’ (CCT) biobanking business known as LifebankUSA and CCT’s biomaterials portfolio of assets including Biovance.  In addition, in this transaction HLI will also acquire the full rights to PSC-100, a placental stem cell program which CCT partnered with HLI in August 2014.  CCT remains committed to advancing a pipeline of cell therapy and regenerative medicine products including PDA-002 in clinical trials for diabetic foot ulcers and diabetic peripheral neuropathy and PNK-007 (natural killer (NK) cells) in phase I trials for AML and multiple myeloma.

Data from at Least 18 Phase III Trials Expected from Mid-2016 Through Mid-2018

2016

•                  REMARC trial with REVLIMID® in DLBCL maintenance

•                  CONTINUUM® trial with REVLIMID® in CLL maintenance

•                  ETNA trial with ABRAXANE® in neoadjuvant breast cancer

•                  PSA-006 trial with OTEZLA® in biologic naïve psoriatic arthritis

2017

•                  RELEVANCE® trial with REVLIMID® in first-line follicular lymphoma

•                  AUGMENT® trial with REVLIMID® in relapsed and/or refractory follicular lymphoma

•                  IMpower 130 Roche-sponsored trial with ABRAXANE® and atezolizumab in non-squamous non-small cell lung cancer (NSCLC)

•                  IMpower 131 Roche-sponsored trial with ABRAXANE® and atezolizumab in squamous NSCLC

•                  apact® trial with ABRAXANE® in adjuvant pancreatic cancer

•                  abound®.sqm with ABRAXANE® in squamous NSCLC maintenance

•                  RELIEFTM trial with OTEZLA® in Behçet’s disease

•                  SUNBEAM trial with ozanimod in multiple sclerosis

•                  RADIANCE trial with ozanimod in multiple sclerosis

2018

•                  OPTIMISMM® trial with POMALYST® in second-line relapsed and/or refractory multiple myeloma

•                  IMpassion 130 Roche-sponsored trial with ABRAXANE® and atezolizumab in triple-negative breast cancer

•                  CD-002 trial with GED-0301 in Crohn’s disease

•                  CD-003 trial with GED-0301 in Crohn’s disease

•                  TRUE NORTH trial with ozanimod in ulcerative colitis

Celgene Expects Strong Product Sales and Earnings Growth in 2016

•                  Total net product sales of $10.5 billion to $11.0 billion, an increase of 17 percent year-over-year based on the mid-point of the range and includes a negative impact from foreign exchange of approximately $120 million

•                  REVLIMID® net sales in the range of $6.6 billion to $6.7 billion, an increase of 15 percent year-over-year based on the mid-point of the range

•                  Adjusted operating margin of approximately 53.5 percent after investments across the entire organization, a 150 bps improvement over 2015.  GAAP operating margin is expected to be approximately 42 percent

•                  Adjusted diluted EPS in the range of $5.50 to $5.70, an increase of approximately 19 percent year-over-year based on the mid-point of the range.  GAAP diluted EPS is expected to be in the range of $4.26 to $4.64

•                  Fully diluted share count for the full-year 2016 of approximately 825 million

•                  For the first quarter of 2016, adjusted diluted EPS in the range of $1.27 to $1.30. GAAP diluted EPS is expected to be in the range of $0.98 to $1.05

Please see the attached Reconciliations of 2016 Projected GAAP to Adjusted Net Income for further information.

Q4 and Full year 2015 Conference Call and Webcast Information

Celgene will host a conference call to discuss the fourth quarter and full-year of 2015 operational and financial performance on Thursday, January 28, 2016, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon January 28, 2016, until midnight ET February 4, 2016.  To access the replay in the U.S., dial 1-855-859-2056; outside the U.S. dial 404-537-3406.  The participant passcode is 11177982.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

About VIDAZA®

In the U.S., VIDAZA® (azacitidine for injection) is indicated for treatment of patients with the following French-American-British (FAB) myelodysplastic syndrome subtypes: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three-month and full year periods ended December 31, 2015 and for the projected amounts for the three-month period ending March 31, 2016 and the year ending December 31, 2016.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Twelve-Month Periods Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net product sales	$2,539.2	$2,054.9	$9,161.1	$7,563.8
Other revenue	24.1	30.6	94.9	106.6
Total revenue	2,563.3	2,085.5	9,256.0	7,670.4

Cost of goods sold (excluding amortization of acquired intangible assets)	105.4	103.2	420.1	385.9
Research and development	776.8	584.9	3,697.3	2,430.6
Selling, general and administrative	609.1	544.4	2,305.4	2,027.9
Amortization of acquired intangible assets	88.1	63.6	279.0	258.3
Acquisition related charges and restructuring, net	83.7	37.7	299.6	48.7
Total costs and expenses	1,663.1	1,333.8	7,001.4	5,151.4

Operating income	900.2	751.7	2,254.6	2,519.0

Interest and investment income, net	4.7	7.6	31.1	28.2
Interest (expense)	(124.6)	(51.7)	(310.6)	(176.1)
Other income (expense), net	(34.8)	3.2	48.4	(43.7)

Income before income taxes	745.5	710.8	2,023.5	2,327.4

Income tax provision	184.5	96.9	421.5	327.5

Net income	$561.0	$613.9	$1,602.0	$1,999.9

Net income per common share:
Basic	$0.71	$0.77	$2.02	$2.49
Diluted	$0.69	$0.74	$1.94	$2.39

Weighted average shares:
Basic	785.8	800.2	792.2	802.7
Diluted	816.5	834.6	824.9	836.0

	December 31,	December 31,
	2015	2014
Balance sheet items:
Cash, cash equivalents & marketable securities	$6,551.9	$7,546.7
Total assets	27,053.4	17,340.1
Short-term borrowings and current portion of long-term debt	—	605.9
Long-term debt	14,250.4	6,265.7
Total stockholders’ equity	5,919.0	6,524.8

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Twelve-Month Periods Ended
		December 31,		December 31,
		2015	2014	2015	2014

Net income - GAAP		$561.0	$613.9	$1,602.0	$1,999.9

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	8.4	7.4	31.7	26.2

Research and development:
Share-based compensation expense	(1)	65.7	55.3	250.7	196.5
Upfront collaboration expense	(2)	62.0	52.0	1,402.3	453.6
IPR&D impairment	(3)	—	—	—	129.2

Selling, general and administrative:
Share-based compensation expense	(1)	76.1	65.7	294.2	224.9
Settlement of contingent obligation	(4)	—	—	—	25.0

Amortization of acquired intangible assets	(5)	88.1	63.6	279.0	258.3

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	(6)	9.3	37.7	(7.9)	48.7
Acquisition costs	(7)	66.0	—	297.6	—
Restructuring charges	(8)	8.4	—	9.9	—

Net income tax adjustments	(9)	16.4	(55.4)	(277.1)	(263.7)
Net income - Adjusted		$961.4	$840.2	$3,882.4	$3,098.6

Net income per common share - Adjusted
Basic		$1.22	$1.05	$4.90	$3.86
Diluted		$1.18	$1.01	$4.71	$3.71

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)         Exclude share-based compensation expense totaling $150.2 for the three-month period ended December 31, 2015 and $128.4 for the three-month period ended December 31, 2014.  Exclude share-based compensation expense totaling $576.6 for the twelve-month period ended December 31, 2015 and $447.6 for the twelve-month period ended December 31, 2014.

(2)         Exclude upfront payment expense for research and development collaboration arrangements.

(3)         Exclude in-process research and development (IPR&D) impairment recorded as a result of changes in estimated probability-weighted cash flows related to CC-292.

(4)         Exclude settlement of a contingent obligation to make matching contributions to a non-profit organization.

(5)         Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), and Quanticel Pharmaceuticals, Inc. (Quanticel).

(6)         Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited and Quanticel.

(7)         Exclude equity compensation and other fees and costs related to the acquisitions of Receptos, Inc. and Quanticel.

(8)         Exclude restructuring charges related to our relocation of certain operations into our two Summit, NJ locations as well as costs associated with certain headcount reductions.

(9)         Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, adjustments related to the gain on the sale of an equity investment and nonrecurring items connected with the launch of new products.

Celgene Corporation and Subsidiaries

Reconciliation of 2016 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

	Three-Month Period Ending		Twelve-Month Period Ending
	March 31, 2016		December 31, 2016
	Low	High	Low	High

Projected net income - GAAP (1)	$804.5	$859.9	$3,517.8	$3,827.7

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	8.1	7.9	38.7	36.8

Research and Development:
Share-based compensation expense	64.6	63.4	307.5	292.1

Selling, general and administrative:
Share-based compensation expense	76.3	74.7	362.6	344.5

Amortization of acquired intangible assets	97.1	88.7	388.4	354.8

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration	37.2	33.6	136.3	123.3
Restructuring charges	10.0	5.0	30.0	15.0

Net income tax adjustments	(56.4)	(67.2)	(243.8)	(291.7)

Projected net income - Adjusted	$1,041.4	$1,066.0	$4,537.5	$4,702.5

Projected net income per diluted common share - GAAP	$0.98	$1.05	$4.26	$4.64

Projected net income per diluted common share - Adjusted	$1.27	$1.30	$5.50	$5.70

Projected weighted average diluted shares	820.0	820.0	825.0	825.0

(1)

Our projected 2016 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended December 31,		% Change
	2015	2014	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$956.3	$797.5	19.9%	19.9%	0.0%
International	604.4	525.0	15.1%	18.1%	(3.0)%
Worldwide	1,560.7	1,322.5	18.0%	19.2%	(1.2)%

ABRAXANE®
U.S.	179.5	171.5	4.7%	4.7%	0.0%
International	90.5	64.4	40.5%	39.5%	1.0%
Worldwide	270.0	235.9	14.5%	14.2%	0.3%

POMALYST®/IMNOVID®
U.S.	169.7	131.8	28.8%	28.8%	0.0%
International	124.1	70.3	76.5%	72.2%	4.3%
Worldwide	293.8	202.1	45.4%	43.9%	1.5%

OTEZLA®(3)
U.S.	167.5	47.6	N/A	N/A	N/A
International	15.5	—	N/A	N/A	N/A
Worldwide	183.0	47.6	N/A	N/A	N/A

VIDAZA®
U.S.	4.8	8.8	(45.5)%	(45.5)%	0.0%
International	142.6	144.9	(1.6)%	1.5%	(3.1)%
Worldwide	147.4	153.7	(4.1)%	(1.2)%	(2.9)%

azacitidine for injection
U.S.	19.7	15.5	27.1%	27.1%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	19.7	15.5	27.1%	27.1%	0.0%

THALOMID®
U.S.	31.5	40.7	(22.6)%	(22.6)%	0.0%
International	14.0	16.3	(14.1)%	(9.1)%	(5.0)%
Worldwide	45.5	57.0	(20.2)%	(18.8)%	(1.4)%

ISTODAX®
U.S.	16.1	15.9	1.3%	1.3%	0.0%
International	1.3	0.8	62.5%	66.9%	(4.4)%
Worldwide	17.4	16.7	4.2%	4.4%	(0.2)%

All Other
U.S.	1.0	3.2	N/A	N/A	N/A
International	0.7	0.7	N/A	N/A	N/A
Worldwide	1.7	3.9	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,546.1	1,232.5	25.4%	25.4%	0.0%
International	993.1	822.4	20.8%	22.8%	(2.0)%
Worldwide	$2,539.2	$2,054.9	23.6%	24.4%	(0.8)%

(1)	- Operational includes impact from both volume and price
(2)	- Currency includes the impact from both foreign exchange rates and hedging activities
(3)

- OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Twelve-Month Periods
	Ended December 31,		% Change
	2015	2014	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$3,534.9	$2,915.7	21.2%	21.2%	0.0%
International	2,266.2	2,064.3	9.8%	14.2%	(4.4)%
Worldwide	5,801.1	4,980.0	16.5%	18.3%	(1.8)%

ABRAXANE®
U.S.	653.6	624.5	4.7%	4.7%	0.0%
International	313.9	223.7	40.3%	39.5%	0.8%
Worldwide	967.5	848.2	14.1%	13.9%	0.2%

POMALYST®/IMNOVID®
U.S.	591.8	443.0	33.6%	33.6%	0.0%
International	391.5	236.7	65.4%	62.8%	2.6%
Worldwide	983.3	679.7	44.7%	43.8%	0.9%

OTEZLA®(3)
U.S.	440.0	69.8	N/A	N/A	N/A
International	31.7	—	N/A	N/A	N/A
Worldwide	471.7	69.8	N/A	N/A	N/A

VIDAZA®
U.S.	21.2	42.8	(50.5)%	(50.5)%	0.0%
International	569.5	569.1	0.1%	4.4%	(4.3)%
Worldwide	590.7	611.9	(3.5)%	0.5%	(4.0)%

azacitidine for injection
U.S.	83.9	78.2	7.3%	7.3%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	83.9	78.2	7.3%	7.3%	0.0%

THALOMID®
U.S.	129.0	152.6	(15.5)%	(15.5)%	0.0%
International	56.4	68.6	(17.8)%	(11.1)%	(6.7)%
Worldwide	185.4	221.2	(16.2)%	(14.1)%	(2.1)%

ISTODAX®
U.S.	64.5	61.4	5.0%	5.0%	0.0%
International	4.6	4.2	9.5%	14.9%	(5.4)%
Worldwide	69.1	65.6	5.3%	5.7%	(0.4)%

All Other
U.S.	5.7	6.7	N/A	N/A	N/A
International	2.7	2.5	N/A	N/A	N/A
Worldwide	8.4	9.2	N/A	N/A	N/A

Total Net Product Sales
U.S.	5,524.6	4,394.7	25.7%	25.7%	0.0%
International	3,636.5	3,169.1	14.7%	18.2%	(3.5)%
Worldwide	$9,161.1	$7,563.8	21.1%	22.5%	(1.4)%

(1)- Operational includes impact from both volume and price

(2)- Currency includes the impact from both foreign exchange rates and hedging activities

(3)- OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.